EXHIBIT 99.1

Contact:	Investor Relations

W. Douglass Harris

William Lyon Homes

(949) 833-3600

WILLIAM LYON HOMES REPORTS NEW HOME ORDERS,

CLOSINGS AND BACKLOG

NEWPORT BEACH, CA—October 5, 2005—William Lyon Homes (NYSE: WLS) announced today preliminary new home orders, closings and backlog information for the three and nine months ended September 30, 2005.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Number of new home orders:
California	523	318	1,842	1,782
Arizona	118	192	454	577
Nevada	193	149	565	519

	834	659	2,861	2,878

Average number of sales locations during period:
California	29	26	27	30
Arizona	5	7	6	6
Nevada	8	7	8	7

	42	40	41	43

Number of homes closed:
California	387	628	934	1,486
Arizona	140	97	437	266
Nevada	123	139	357	509

	650	864	1,728	2,261

Backlog of homes sold but not closed at end of period:
California	1,510	1,122
Arizona	499	518
Nevada	290	243

	2,299	1,883

New home orders for the three months ended September 30, 2005 were 834, an increase of 27% as compared to 659 for the three months ended September 30, 2004. New home orders for the nine months ended September 30, 2005 were 2,861, a slight decrease as compared to 2,878 for the nine months ended September 30, 2004.

The Company’s new home orders for the three and nine months ended September 30, 2005 include 135 and 546 homes from 11 and 18 joint venture communities, respectively, compared to 159 and 808 homes from 14 and 17 joint venture communities for the three and nine months ended September 30, 2004, respectively.

The Company’s number of new home orders per average sales location increased to 19.9 for the three months ended September 30, 2005 as compared to 16.5 for the three months ended September 30, 2004. The Company’s number of new home orders per average sales location increased to 69.8 for the nine months ended September 30, 2005, as compared to 66.9 for the nine months ended September 30, 2004.

The Company’s cancellation rate for the three months ended September 30, 2005 was 15%, compared to 23% for the three months ended September 30, 2004. The Company’s cancellation rate for the nine months ended September 30, 2005 was 13%, which was the same as for the nine months ended September 30, 2004.

The number of homes closed during the three months ended September 30, 2005 was 650, which exceeded Company expectations for the quarter although a decrease of 25% as compared to 864 for the three months ended September 30, 2004. The number of homes closed during the nine months ended September 30, 2005 was 1,728, a decrease of 24% as compared to 2,261 for the nine months ended September 30, 2004.

The Company’s backlog of homes sold but not closed was 2,299 at September 30, 2005, an increase of 22% as compared to 1,883 at September 30, 2004.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at September 30, 2005 had 42 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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